                                                FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-110451
                                                                   333-110451-01



PROSPECTUS SUPPLEMENT NO. 2


                                  $125,000,000
                                GATX CORPORATION
                      5% SENIOR CONVERTIBLE NOTES DUE 2023
                     FULLY AND UNCONDITIONALLY GUARANTEED BY
                           GATX FINANCIAL CORPORATION
                           AND SHARES OF COMMON STOCK
                      ISSUABLE UPON CONVERSION OF THE NOTES

                                 --------------

     This prospectus supplement supplements the prospectus dated April 4, 2005 of GATX Corporation and GATX Financial Corporation, as supplemented by the prospectus supplement No. 1 dated May 9, 2005, relating to the sale by certain holders of our 5% Senior Convertible Notes due 2023 and the shares of GATX Corporation common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Holders contained in the prospectus is hereby amended to add the entity named below as a Selling Holder:

                                               PRINCIPAL AMOUNT OF NOTES     NUMBER OF SHARES
                                                   BENEFICIALLY OWNED        OF COMMON STOCK
                                                    THAT MAY BE SOLD         THAT MAY BE SOLD
Name                                           -------------------------     ----------------
Highbridge International LLC (1) .............         12,000,000                495,172

(1) Assuming the conversion of all of the notes held by Highbridge International LLC, such selling holder would beneficially own approximately 1% of our common stock.

     INVESTING IN THE NOTES AND OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

                                 --------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

            The date of this prospectus supplement is June 23, 2005.